UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2017

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver wireless, video and broadband services both domestically and internationally, as well as traditional telephony services.

Overview
We announced on April 25, 2017, that first-quarter 2017 net income attributable to AT&T totaled $3.5 billion, or $0.56 per diluted share, compared to $3.8 billion, or $0.61 per diluted share in the first quarter of 2016. First-quarter 2017 revenues were $39.4 billion, down 2.9 percent from first-quarter 2016. First quarter revenues reflect continued declines in our legacy voice and data services, lower equipment revenues from fewer wireless upgrades and pressure in wireless service revenues from the adoption of unlimited and Mobile Share plans. These declines were partially offset by growth in video, fixed strategic service and high-speed internet revenues. Compared with results for the first quarter of 2016, operating expenses were $32.5 billion, down 2.7 percent; operating income was $6.9 billion, down 3.7 percent; and AT&T's operating income margin was 17.4 percent, compared to 17.6 percent. First-quarter 2017 cash from operating activities was $9.2 billion, up from $7.9 billion in 2016, due primarily to the timing of tax and working capital improvements.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.7 million North American wireless subscribers in the first quarter of 2017, of which 2.1 million were domestic. At March 31, 2017, our North American wireless customer base was approximately 146.8 million compared to 139.7 million in the prior year, and our domestic wireless subscribers totaled 134.2 million compared to 130.4 million. During the first quarter, net adds were as follows:
•
North American branded net adds (combined postpaid and prepaid) were 738,000, of which 91,000 were domestic. North American prepaid subscriber net adds were 799,000, of which 282,000 were domestic. North American postpaid subscribers had a net loss of 61,000, with 191,000 in our domestic wireless business. Total domestic postpaid tablet and computing device net adds were 105,000.

•	Connected devices were 2.6 million; 1.6 million of which were attributable to connected cars.
•	North American reseller had a net loss of 596,000, with 582,000 in the U.S.

We no longer offer subsidized device purchases for the majority of our U.S. customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During 2016, we introduced an integrated offer that allows for unlimited wireless data when combined with our video services and, in the first quarter of 2017, we expanded our unlimited wireless data plans to make them available to customers that do not subscribe to our video services, ending the first quarter with more than 12.3 million subscribers on unlimited offers. At March 31, 2017, Mobile Share plans represented nearly 53.6 million domestic wireless connections and more than 85 percent of our domestic wireless postpaid smartphone base was on a no-device-subsidy Mobile Share plan.

Sales under our equipment installment programs, including AT&T Next, represented 82 percent of all postpaid smartphone gross adds and upgrades, compared to 80 percent in the first quarter of 2016. During the first quarter of 2017, we sold 3.5 million smartphones under our AT&T Next program and had BYOD gross adds of 416,000. More than 92 percent of smartphone transactions in the quarter were on no-subsidy contracts compared to 90 percent in the year-ago quarter. At March 31, 2017, about 53 percent of the postpaid smartphone base is on AT&T Next compared to approximately 49 percent at March 31, 2016.

At March 31, 2017, we had 38.7 million video subscribers (excluding DIRECTV NOW) compared with 37.8 million at March 31, 2016. Total linear video subscribers decreased by 142,000 in the first quarter of 2017, of which 233,000 were in the U.S.

Our total broadband connections were 15.7 million at March 31, 2017, and 15.8 million at March 31, 2016. During the first quarter, we added 246,000 IP broadband subscribers, for a total of 14.1 million at March 31, 2017. Total broadband subscribers increased 90,000 in the quarter.

At March 31, 2017, our total switched access lines were 13.4 million compared with 16.0 million at March 31, 2016. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 71,000 in the quarter to reach 5.9 million at March 31, 2017, compared to 5.5 million at March 31, 2016.

Segment Summary
Business Solutions
Revenues from our Business Solutions (Business) segment for the first quarter of 2017 were $16.8 billion, down 4.3 percent versus the year-ago quarter driven by continued declines in our legacy services and fewer wireless equipment upgrades, partially offset by growth in strategic business and wireless service revenues. Our first-quarter 2017 revenues were also negatively impacted by the second-quarter 2016 sale of certain hosting operations. First-quarter 2017 Business operating expenses totaled $12.5 billion, down 6.2 percent versus the first quarter of 2016, largely due to lower sales volumes, employee-related costs and depreciation expense. The Business operating margin was 25.9 percent, compared to 24.4 percent in the year-earlier quarter with growth in wireless and IP revenues and increased operational efficiencies slightly offsetting declines in higher-margin legacy services.

We had approximately 82.4 million business wireless subscribers at March 31, 2017 compared to 75.8 million at March 31, 2016. During the first quarter of 2017, business wireless net adds for connected devices were 2.6 million and postpaid had a net loss of 125,000. Postpaid business wireless subscriber churn was 1.07 percent, compared to 1.02 percent in the year-ago quarter.

During the first quarter of 2017, we added 4,000 high-speed internet business subscribers, bringing total business IP broadband to 980,000 subscribers. Total business broadband had a loss of 25,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the first quarter of 2017 were $12.6 billion, down 0.3 percent versus the year-ago quarter due to continued declines in legacy voice and data products partially offset by growth in consumer IP broadband and video revenues. First-quarter 2017 Entertainment operating expenses totaled $11.0 billion compared to $11.1 billion in the first quarter of 2016. The decrease was largely driven by cost synergies that were partially offset by annual content cost increases and impacts from storms. The Entertainment operating margin was 12.7 percent, compared to 12.6 percent in the year-earlier quarter with video and IP revenue growth and increased operational cost efficiencies offsetting programming content cost pressure, declines in legacy services and impacts of storms on the West Coast.

At March 31, 2017, Entertainment had approximately 50.3 million revenue connections, compared to 51.7 million at March 31, 2016, which included:
•
Approximately 25.0 million linear video connections at March 31, 2017, compared to 25.3 million at March 31, 2016. During the first quarter of 2017, total linear video subscribers were down 233,000. At March 31, 2017, about 84 percent of linear video subscribers are on the satellite platform. Video connections and net adds exclude DIRECTV NOW subscribers.

•
Approximately 14.3 million broadband connections at March 31, 2017 and March 31, 2016. During the first quarter, we added 242,000 IP broadband subscribers, for a total of 13.1 million at March 31, 2017. Total broadband subscribers increased 115,000 in the quarter.

•	Approximately 11.0 million wired voice connections at March 31, 2017 compared to 12.1 million at March 31, 2016. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the first quarter of 2017 were $7.7 billion, down 7.1 percent versus the year-ago quarter, reflecting fewer phone sales and upgrades and a $507 million decline in postpaid service revenues due to migrations of customers to our Business segment. This decline was partially offset by an increase of $239 million in prepaid service revenues. First-quarter 2017 Consumer Mobility operating expenses totaled $5.4 billion, down 7.4 percent versus the first quarter of 2016 reflecting lower equipment and commission costs as well as increased operational efficiencies. The Consumer Mobility operating margin was 30.2 percent, compared to 29.9 percent in the year-earlier quarter with lower volumes, fewer subsidized sales and cost efficiencies more than offsetting service revenue pressure.

We had approximately 51.9 million Consumer Mobility subscribers at March 31, 2017 compared to 54.7 million at March 31, 2016. During the first quarter of 2017, we had branded net adds of 216,000 (prepaid net adds were 282,000 and consumer postpaid losses were 66,000). Consumer reseller had a net loss of 588,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.42 percent versus 2.11 percent in the first quarter of 2016, including postpaid churn of 1.22 percent, compared to 1.24 percent in the year-ago quarter.

International
Our International segment consists of the DIRECTV Latin American video operations and Mexican wireless operations. First quarter 2017 operating revenues were $1.9 billion, up 15.7 percent versus the prior year. Video service revenues in Latin America were $1.3 billion, up 18.7 percent versus the prior year, and wireless revenues in Mexico were $588 million, up 9.5 percent when compared to the first quarter of 2016. Our international segment revenues reflect macroeconomic pressure with mixed local currencies in our DIRECTV Latin America operations and foreign exchange pressure in our Mexican wireless results. Operating expenses were $2.0 billion compared to $1.9 billion in the first quarter of 2016. The International operating margin was (6.2) percent, compared to (11.9) percent in the year-earlier quarter.

We had approximately 12.6 million International wireless subscribers at March 31, 2017 compared to 9.2 million at March 31, 2016. During the first quarter of 2017, we had branded net adds of 647,000 (prepaid net adds were 517,000 and postpaid net adds were 130,000).

We had approximately 13.7 million Latin America video connections at March 31, 2017 compared to 12.4 million at March 31, 2016. During the first quarter of 2017, we had video net adds of 91,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the first quarter of 2017 were $17.2 billion, down 4.4 percent versus the first quarter of 2016, due to decreases in equipment and service revenues. Wireless service revenues were pressured from adoption of unlimited and Mobile Share plans, partially offset by continued growth in branded smartphones. AT&T Mobility's operating income margin was 30.1 percent compared to 29.4 percent in the year-ago quarter reflecting continuing adoption of AT&T Next, fewer smartphone upgrades and continued efforts to drive operating costs out of the business.

For the quarter ended March 31, 2017, postpaid phone-only ARPU decreased 2.4 percent versus the year-earlier quarter and 1.3 percent sequentially. Postpaid phone-only ARPU plus AT&T Next decreased 1.0 percent versus both the year earlier quarter and sequentially.

Postpaid phone-only churn was 0.90 percent, compared to 0.96 percent in the first quarter of 2016. Postpaid churn was 1.12 percent, compared to 1.10 percent in the year-ago quarter. Total customer churn was 1.46 percent versus 1.42 percent in the first quarter of 2016.

We are updating our 2017 guidance. We are no longer providing consolidated revenue guidance primarily due to the unpredictability of wireless handset sales.

We are reaffirming our 2017 guidance that we expect:
•	Capital expenditures to be in the $22 billion range,
•	Adjusted operating margins expansion, and
•	Adjusted earnings per share growth in the mid-single digit range.

Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons. Adjustments include noncash mark-to-market benefit plan gains and losses, merger integration and amortization costs and other adjustments. Traditionally, the mark-to-market adjustment is the largest item, which is driven by interest rates and investment returns that are not reasonably estimable at this time.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 25, 2017	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller